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                                NEWS RELEASE

                      ENSCO INTERNATIONAL INCORPORATED

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Contact:     Richard A. LeBlanc
             (214) 922-1500



                ENSCO SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                           DUAL DRILLING COMPANY

         Dallas,  Texas, March 22, 1996....ENSCO International Incorporated
(NYSE: ESV) and DUAL DRILLING COMPANY (NASDAQ: DUAL) announced that they have signed a definitive agreement for the acquisition of DUAL by ENSCO. The agreement follows a letter of intent signed by the two companies at the end of January which was previously announced. Under the agreement, DUAL's common stockholders will receive 0.625 shares of ENSCO common stock for each share of DUAL common stock. ENSCO will issue approximately 10 million shares of ENSCO common stock to DUAL's stockholders in the transaction, increasing ENSCO's total common shares outstanding to approximately 70.5 million. ENSCO intends to apply purchase accounting principles to the acquisition.

         ENSCO also announced that it had received early termination of the waiting period for the transaction under applicable U.S. antitrust laws. DUAL's financial advisors, Simmons & Company International, have rendered a fairness opinion on the transaction for the benefit of DUAL's shareholders, and DUAL's board has resolved to recommend the transaction to its stockholders at a special stockholders' meeting that is expected to take place in May. DUAL's majority stockholder, Dual Invest AS, has agreed to vote in favor of the acquisition. ENSCO stockholder approval of the acquisition and the related issuance of ENSCO common stock is not required. The Companies expect to complete the merger soon after the acquisition is approved at the special meeting of DUAL stockholders.

         Completion of the merger will constitute a change of control allowing the holders of DUAL's 9 7/8% Senior Subordinated Notes due 2004 (the "Notes"), the option to put the Notes to DUAL at a price equal to 101% of the principal amount of the Notes. Assuming the Notes continue to trade at a significant premium to the put option price, ENSCO expects that the Notes will remain outstanding following the acquisition as a separate obligation of DUAL, which would then be a wholly owned subsidiary of ENSCO.

         The acquisition will further strengthen ENSCO's position in the premium jackup rig market, and will expand the Company's operations into the Asian/Pacific region. The combined company will have a fleet of 54 offshore drilling rigs and 37 oilfield support vessels.




         ENSCO, headquartered in Dallas, Texas, is a leading provider of contract drilling and marine transportation services to the international petroleum industry. DUAL, also headquartered in Dallas, Texas, operates a modern fleet of ten premium jackup rigs and ten self-contained platform rigs.